Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2017 FIRST QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – October 27, 2016 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended October 2, 2016.

Net sales for the Company’s fiscal 2017 first quarter ended October 2, 2016 were $100.2 million, compared to net sales of $96.5 million for the prior year quarter ended September 27, 2015.  Net income for the current year quarter was $1.5 million, compared to net income of $3.3 million in the prior year quarter.  Diluted earnings per share for the current year quarter were $0.42 compared to diluted earnings per share of $0.90 in the prior year quarter.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	October 2, 2016	September 27, 2015

Fiat Chrysler Automobiles	$23,872	$28,528
General Motors Company	21,983	18,789
Ford Motor Company	14,953	13,616
Tier 1 Customers	17,838	17,682
Commercial and Other OEM Customers	13,612	10,987
Hyundai / Kia	7,986	6,911
TOTAL	$100,244	$96,513

The decreased sales to Fiat Chrysler Automobiles in the current year quarter were primarily due to lower customer vehicle production volume and content in particular on the Chrysler 200 which is to be discontinued in December 2016 and content on the new Chrysler Pacifica Minivan. The increase in sales to General Motors Company in the current year quarter was primarily attributed to higher production volumes and content on products we supply. Increased sales to Ford Motor Company in the current year quarter were attributed to increased product content on locksets and latches, in particular for the new F-150 pick-up truck.  Sales to Tier 1 Customers during the current year quarter were flat in comparison to the prior year quarter.  Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter primarily due to new customer programs. These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The increase in sales to Hyundai / Kia in the current year quarter was principally due to higher levels of production on vehicles for which we supply components.

The gross profit margin was 14.6 percent in the current year quarter compared to 17.1 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to agreed upon customer price reductions that became effective at the start of the 2016 calendar year, higher than expected production and expediting costs to meet certain customer schedules which were offset partially by a favorable Mexican Peso to US Dollar exchange rate affecting our operations in Mexico.

Engineering, Selling and Administrative expenses as a percentage of net sales increased to 11.3 percent in the current year quarter from 11.0 percent in the prior year quarter. Overall, operating expenses were higher in the current year quarter primarily due to new product development costs associated with utilizing third party vendors for a portion of the development work offset by lower bonus provisions recorded during the current year quarter compared to the prior year quarter for bonuses accrued under our incentive bonus plans.

Included in “Other Income (Expense), Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	October 2, 2016	September 27, 2015

Equity Earnings of VAST LLC Joint Venture	$390	$133
Equity Loss of STRATTEC Advanced Logic LLC	(328)	(426)
Net Foreign Currency Transaction (Loss) Gain	(440)	61
Other	483	(93)
	$105	$(325)

During the current year quarter, STRATTEC contributed $3.0 million to its Defined Benefit Pension Trust to improve the funded status of the Plan.

Frank Krejci, President and CEO commented: “The results of this last quarter have been impacted by both a combination of business challenges and investments in the future. We are focused on finding ways to reduce costs, improve quality of our products and capture efficiencies to offset price reductions to customers. In addition, we are investing in the future through product development costs necessary to support a record amount of new business won last year, construction of our new plant in Leon, Mexico driven by incremental business awards and adding people to implement process improvements”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION

Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended

	October 2, 2016	September 27, 2015

Net Sales	$100,244	$96,513
Cost of Goods Sold	85,639	80,014
Gross Profit	14,605	16,499

Engineering, Selling & Administrative Expenses	11,370	10,574
Income from Operations	3,235	5,925

Interest Income	41	7
Interest Expense	(78)	(21)
Other Income (Expense), Net	105	(325)
Income before Provision for Income Taxes and Non-Controlling Interest	3,303	5,586

Provision for Income Taxes	898	1,754

Net Income	2,405	3,832
Net Income Attributable to Non-Controlling Interest	(863)	(559)

Net Income Attributable to STRATTEC SECURITY CORP.	$1,542	$3,273
Earnings Per Share:
Basic	$0.43	$0.92
Diluted	$0.42	$0.90
Average Basic Shares Outstanding	3,576	3,543

Average Diluted Shares Outstanding	3,661	3,617

Other
Capital Expenditures	$7,446	$3,865
Depreciation & Amortization	$2,760	$2,396

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	October 2, 2016	July 3, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,069	$15,477
Receivables, net	68,060	63,726
Inventories, net	38,686	38,683
Other current assets	14,985	16,565
Total Current Assets	138,800	134,451
Investment in Joint Ventures	14,419	14,168
Other Long Term Assets	11,413	8,408
Property, Plant and Equipment, Net	86,984	85,149
	$251,616	$242,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$37,008	$32,416
Other	30,057	31,799
Total Current Liabilities	67,065	64,215
Accrued Pension and Post Retirement Obligations	2,682	2,728
Borrowings Under Credit Facility	24,000	20,000
Other Long-term Liabilities	925	721
Shareholders’ Equity	314,406	312,876
Accumulated Other Comprehensive Loss	(38,711)	(37,673)
Less: Treasury Stock	(135,860)	(135,871)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	139,835	139,332
Non-Controlling Interest	17,109	15,180
Total Shareholders’ Equity	156,944	154,512
	$251,616	$242,176

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended

	October 2, 2016	September 27, 2015

Cash Flows from Operating Activities:
Net Income	$2,405	$3,832
Adjustment to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation and Amortization	2,760	2,396
Equity Loss (Earnings) in Joint Ventures	(62)	293
Foreign Currency Transaction Gain	(689)	(957)
Unrealized Loss Peso Forward Contracts	899	896
Stock Based Compensation Expense	428	498
Change in Operating Assets/Liabilities	(540)	(2,982)
Other, net	(172)	35

Net Cash Provided by Operating Activities	5,029	4,011

Cash Flows from Investing Activities:
Loan to Joint Ventures	(850)	(150)
Repayments from Loan to Joint Ventures	75	-
Additions to Property, Plant and Equipment	(7,446)	(3,865)
Net Cash Used in Investing Activities	(8,221)	(4,015)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	8,000	1,000
Repayment of Borrowings under Credit Facility	(4,000)	(4,500)
Contribution from Non-controlling Interest	2,940	-
Dividends Paid to Non-Controlling Interest of Subsidiaries	(1,764)	(1,568)
Dividends Paid	(503)	(466)
Exercise of Stock Options and Employee Stock Purchases	74	483

Net Cash Provided by (Used in) Financing Activities	4,747	(5,051)

Foreign Currency Impact on Cash	37	(673)

Net Increase (Decrease) in Cash & Cash Equivalents	1,592	(5,728)

Cash and Cash Equivalents:
Beginning of Period	15,477	25,695
End of Period	$17,069	$19,967